AMENDATORY RIDER

This Rider is issued as a part of the Contract to which it is attached. The Date of Issue and Contract Date applicable to this Rider are the same as those of the Contract. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such Contract.

The Death Benefit section of the Termination Provisions and the Settlement Provisions are amended by the addition of the following:

If any Contract Owner dies before the Annuity Commencement Date and the Death Benefit payable under the Contract is taken in one sum, that sum will be paid no later than five years after the date of death.

In the event of any Contract Owner’s death where the sole Beneficiary is the spouse of the Contract Owner and the Annuitant or Contingent Annuitant is living, such spouse may elect, in lieu of receiving the Death Benefit, to be treated as the Contract Owner. Only one such spousal election is permitted with respect to any one Contract.

Notwithstanding any provision to the contrary, if the Contract is owned by a corporation or other non- individual, a Death Benefit will be paid upon the death of the Annuitant prior to the Annuity Commencement Date. Such benefit will be payable only as one sum or under the same settlement options and in the same manner as if an individual Contract Owner died on the date of the Annuitant’s death.

If any Contract Owner or Annuitant dies on or after the Annuity Commencement Date, any remaining interest in the Contract will be paid at least as rapidly as under the method of distribution in effect at the time of death, unless paid over a period not extending beyond the life expectancy of the designated Beneficiary or over the life of the designated Beneficiary and such payments commence within one year after the date of death.

The Contract to which this Rider is attached is intended to qualify as an annuity contract for Federal tax purposes. To that end, the provisions of the Contract are interpreted and administered to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary.

Signed for Hartford Life Insurance Company

HL-IND72S(1)                                            Printed in U.S.A.

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